Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2014 relating to the financial statements of Cellular Dynamics International, Inc. (“the Company”), appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Chicago, Illinois
January 14, 2015